PURCHASE AGREEMENT

                             BETWEEN

                    SIMPSON INDUSTRIES, INC.,

                     a Michigan corporation,

                               AND

                   CUMMINS ENGINE COMPANY, INC.

                      an Indiana corporation




                           June 3, 1997



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                        TABLE OF CONTENTS
                                                             PAGE



I.  PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . . . 1
     1.1  Purchase and Sale. . . . . . . . . . . . . . . . . . 1
     1.2  VA Shares. . . . . . . . . . . . . . . . . . . . . . 1
     1.3  Subsidiary Definitions . . . . . . . . . . . . . . . 2
     1.4  VA Assets. . . . . . . . . . . . . . . . . . . . . . 2
     1.5  Excluded Assets. . . . . . . . . . . . . . . . . . . 4
     1.6  Certain VA Asset Liabilities Assumed . . . . . . . . 4
     1.7  Liabilities Not Assumed. . . . . . . . . . . . . . . 5
     1.8  Purchase Price . . . . . . . . . . . . . . . . . . . 6
     1.9  Payment of Purchase Price. . . . . . . . . . . . . . 6
     1.10 Post-Closing Adjustment.   . . . . . . . . . . . . . 6
     1.11 Allocation . . . . . . . . . . . . . . . . . . . . . 7

II.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . 7
     2.1  Closing Date . . . . . . . . . . . . . . . . . . . . 7
     2.2  Deliveries at the Closing. . . . . . . . . . . . . . 7
     2.3  Third Party Consents . . . . . . . . . . . . . . . . 8

III.  REPRESENTATIONS AND WARRANTIES OF CEC. . . . . . . . . . 8
     3.1  Organization . . . . . . . . . . . . . . . . . . . . 8
     3.2  Qualification; Location of VA Business and Assets. . 8
     3.3  Subsidiaries and Investments . . . . . . . . . . . . 9
     3.4  Authority and Enforceability . . . . . . . . . . . . 9
     3.5  Third-Party Consents and Governmental Approvals. . . 9
     3.6  No Conflict or Violation . . . . . . . . . . . . . . 9
     3.7  Financial Condition and Liabilities. . . . . . . . .10
     3.8  Absence of Certain Changes . . . . . . . . . . . . .10
     3.9  Accounts Receivable. . . . . . . . . . . . . . . . .12
     3.10 Inventories. . . . . . . . . . . . . . . . . . . . .12
     3.11 Title. . . . . . . . . . . . . . . . . . . . . . . .12
     3.12 Condition of Assets. . . . . . . . . . . . . . . . .12
     3.13 Owned Real Property. . . . . . . . . . . . . . . . .13
     3.14 Leased Real Property . . . . . . . . . . . . . . . .13
     3.15 Leased Personal Property . . . . . . . . . . . . . .14
     3.16 Employment Matters . . . . . . . . . . . . . . . . .14
     3.17 Employee Benefit Plans . . . . . . . . . . . . . . .16
     3.18 Material Contracts . . . . . . . . . . . . . . . . .17
     3.19 Customers and Suppliers. . . . . . . . . . . . . . .18
     3.20 Tax Returns and Taxes. . . . . . . . . . . . . . . .18
     3.21 Licenses and Permits . . . . . . . . . . . . . . . .19
     3.22 Intellectual Property Rights . . . . . . . . . . . .19
     3.23 No Pending Litigation or Proceedings . . . . . . . .20
     3.24 Compliance with Laws . . . . . . . . . . . . . . . .21
     3.25 Occupational Safety. . . . . . . . . . . . . . . . .21
     3.26 Environmental Matters. . . . . . . . . . . . . . . .21
     3.27 Insurance Coverage . . . . . . . . . . . . . . . . .23
     3.28 Products Liability and Warranty Claims . . . . . . .23
     3.29 Ownership of Subsidiaries. . . . . . . . . . . . . .24
     3.30 Capitalization.. . . . . . . . . . . . . . . . . . .24
     3.31 Insider Interests. . . . . . . . . . . . . . . . . .24
     3.32 Brokers and Finders. . . . . . . . . . . . . . . . .24
     3.33 Disclosure . . . . . . . . . . . . . . . . . . . . .24

IV.  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . .24
     4.1  Organization . . . . . . . . . . . . . . . . . . . .24
     4.2  Authority and Enforceability . . . . . . . . . . . .25
     4.3  Third-Party Consents . . . . . . . . . . . . . . . .25
     4.4  No Conflict or Violation . . . . . . . . . . . . . .25

V.  COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . .25
     5.1  Access to Information. . . . . . . . . . . . . . . .25
     5.2  Conduct of VA Business . . . . . . . . . . . . . . .25
     5.3  Consents and Governmental Approvals. . . . . . . . .26
     5.4  Best Efforts . . . . . . . . . . . . . . . . . . . .26
     5.5  Further Assurances . . . . . . . . . . . . . . . . .26
     5.6  Update Schedules . . . . . . . . . . . . . . . . . .26
     5.7  Bulk Transfer Laws . . . . . . . . . . . . . . . . .26
     5.8  Insurance Indemnity. . . . . . . . . . . . . . . . .27
     5.9  Product Liability Matters. . . . . . . . . . . . . .27
     5.10 Checks and Drafts. . . . . . . . . . . . . . . . . .27
     5.11 Employees on Lay Off . . . . . . . . . . . . . . . .27
     5.12 Power of Attorney. . . . . . . . . . . . . . . . . .27
     5.13 Tax Clearance Certificates, Filings and Notices. . .28
     5.14. . . . . . . . . . . . . . . . . . . . . . . . . . .28
     5.15 Employment of UK Employees . . . . . . . . . . . . .28
     5.16 Cooperation in Litigation. . . . . . . . . . . . . .28
     5.17 Exclusivity. . . . . . . . . . . . . . . . . . . . .28
     5.18 Public Announcement. . . . . . . . . . . . . . . . .29
     5.19 Confidentiality. . . . . . . . . . . . . . . . . . .29
     5.20 Access to Records. . . . . . . . . . . . . . . . . .29
     5.21 Covenant Not to Compete. . . . . . . . . . . . . . .29
     5.22 Services Under Chinese Licenses. . . . . . . . . . .30
     5.23 Holset Korea Ltd.. . . . . . . . . . . . . . . . . .30
     5.24 UK Pension Plans . . . . . . . . . . . . . . . . . .30

VI.  CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . .30
     6.1  Conditions to Obligations of Buyer . . . . . . . . .30
     6.2  Conditions to Obligations of CEC . . . . . . . . . .32

VII.  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . .33
     7.1  Indemnification By CEC . . . . . . . . . . . . . . .33
     7.2  Indemnification by Buyer . . . . . . . . . . . . . .34
     7.3  Defense of Claims. . . . . . . . . . . . . . . . . .34
     7.4  Survival of Representations and Warranties . . . . .36
     7.5  Remedies . . . . . . . . . . . . . . . . . . . . . .36
     7.6  Indemnification Limitations. . . . . . . . . . . . .36

VIII.  TERMINATION . . . . . . . . . . . . . . . . . . . . . .36
     8.1  Termination. . . . . . . . . . . . . . . . . . . . .36
     8.2  Effect of Termination. . . . . . . . . . . . . . . .37

IX.  OTHER PROVISIONS. . . . . . . . . . . . . . . . . . . . .37
     9.1  Restrictive Trade Practices Act 1976 . . . . . . . .37
     9.2  United Kingdom Value Added Tax.. . . . . . . . . . .37
     9.3  Arbitration. . . . . . . . . . . . . . . . . . . . .39
     9.4  Annexes, Exhibits and Schedules. . . . . . . . . . .39
     9.5  Amendment. . . . . . . . . . . . . . . . . . . . . .39
     9.6  Extension; Waiver. . . . . . . . . . . . . . . . . .39
     9.7  Entire Agreement; No Third Party Beneficiaries . . .40
     9.8  Governing Law. . . . . . . . . . . . . . . . . . . .40
     9.9  Accounting Terms . . . . . . . . . . . . . . . . . .40
     9.10 Certain Definitions. . . . . . . . . . . . . . . . .40
     9.11 Notices. . . . . . . . . . . . . . . . . . . . . . .40
     9.12 Counterparts; Headings . . . . . . . . . . . . . . .41
     9.13 Expenses . . . . . . . . . . . . . . . . . . . . . .41
     9.14 Successors and Assigns . . . . . . . . . . . . . . .42
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EXHIBITS

Exhibit A - VA Business
Exhibit B - Assumption Agreement
Exhibit C - Supply Agreement
Exhibit D - Technical Agreement
Exhibit E - Administrative Services Agreements


SCHEDULES
Schedule 1.4    UK Real Estate Transfer Provisions
Schedule 1.5 Excluded Assets
Schedule 1.8 Payment of Purchase Price
Schedule 1.10  Post closing Balance Sheet Procedures
Schedule 1.11  Allocation of Purchase Price
Schedule 2.2 Foreign Jurisdiction Closing Documents
Schedule 3.2 Location of VA Business
Schedule 3.5 Consents
Schedule 3.7 Pre-Closing Balance Sheet
Schedule 3.8 Certain Changes
Schedule 3.11  Permitted Liens
Schedule 3.13  Owned Real Property
Schedule 3.14  Leased Real Property
Schedule 3.15  Leased Personal Property
Schedule 3.16  Employment Matters
Schedule 3.17  Employee Benefit Plans
Schedule 3.18  Material Contracts
Schedule 3.19  Significant Customers and Suppliers
Schedule 3.20  Taxes
Schedule 3.22  Intellectual Property Rights
Schedule 3.23  Pending Litigation
Schedule 3.26  Environmental Matters
Schedule 3.30  Capitalization of Share Subsidiaries
Schedule 3.31  Insider Interests
Schedule 5.15  Employment of UK Employees
Schedule 5.24  UK Pension Plans

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                     INDEX OF DEFINED TERMS

                                                          SECTION

Accounts Receivable. . . . . . . . . . . . . . . . . . . . . 3.9
Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . .9.10
Aggregate Net Asset Value. . . . . . . . . . . . . . . . 1.10(b)
Agreement. . . . . . . . . . . . . . . . . . . . . . . .Preamble
Allocation . . . . . . . . . . . . . . . . . . . . . . . . .1.11
Asset Subsidiaries . . . . . . . . . . . . . . . . . . . .1.3(b)
Assumed Liabilities. . . . . . . . . . . . . . . . . . . . . 1.6
Assumption Agreement . . . . . . . . . . . . . . . . . . . . 1.6
Buyer. . . . . . . . . . . . . . . . . . . . . . . . . .Preamble
Buyer Documents. . . . . . . . . . . . . . . . . . . . . . . 4.2
Buyer's Indemnified Persons. . . . . . . . . . . . . . . . . 7.1
CEC. . . . . . . . . . . . . . . . . . . . . . . . . . .Preamble
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1
Closing Balance Sheet. . . . . . . . . . . . . . . . . . 1.10(a)
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . 2.1
Contaminant. . . . . . . . . . . . . . . . . . . . . . . 3.26(a)
Employee Plans . . . . . . . . . . . . . . . . . . . . . . .3.17
Environmental Claim. . . . . . . . . . . . . . . . . . . . . 7.1
Environmental Laws . . . . . . . . . . . . . . . . . . . 3.26(b)
Environmental Permits. . . . . . . . . . . . . . . . . . 3.26(c)
Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . 1.5
Excluded Liabilities . . . . . . . . . . . . . . . . . . . . 1.7
Generally Accepted Accounting Principles . . . . . . . . . .9.10
Governmental Body. . . . . . . . . . . . . . . . . . . . . . 3.5
Holset . . . . . . . . . . . . . . . . . . . . . . . .1.4(g)(ii)
Indemnified Party. . . . . . . . . . . . . . . . . . . . . . 7.3
Indemnifying Party . . . . . . . . . . . . . . . . . . . . . 7.3
Intellectual Property Rights . . . . . . . . . . . . . . .1.4(g)
Issued Rights and Applications . . . . . . . . . . . . . . .3.22
Knowledge. . . . . . . . . . . . . . . . . . . . . . . . . .9.10
Leased Personal Property . . . . . . . . . . . . . . . . . .3.15
Legal Expenses . . . . . . . . . . . . . . . . . . . . . . . 7.1
License Agreements . . . . . . . . . . . . . . . . . . . . .3.22
Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . .9.10
Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . 7.1
Material Contracts . . . . . . . . . . . . . . . . . . . 3.18(l)
Owned Real Property. . . . . . . . . . . . . . . . . . . . .3.13
Permits. . . . . . . . . . . . . . . . . . . . . . . . . .1.4(h)
Permitted Liens. . . . . . . . . . . . . . . . . . . . . . .3.11
Person . . . . . . . . . . . . . . . . . . . . . . . . . . .9.10
Pre-Closing Balance Sheet. . . . . . . . . . . . . . . . . . 3.7
Product Liability  . . . . . . . . . . . . . . . . . . . . . 5.9
Purchase Price . . . . . . . . . . . . . . . . . . . . . . . 1.8
Real Property Leases . . . . . . . . . . . . . . . . . . . .3.14
Release. . . . . . . . . . . . . . . . . . . . . . . . . 3.26(d)
Remedial Action. . . . . . . . . . . . . . . . . . . . . 3.26(e)
Sale Documents . . . . . . . . . . . . . . . . . . . . . . . 3.4
Share Subsidiaries . . . . . . . . . . . . . . . . . . . .1.3(a)
Significant Customers. . . . . . . . . . . . . . . . . . . .3.19
Significant Supplier . . . . . . . . . . . . . . . . . . . .3.19
Subsidiary . . . . . . . . . . . . . . . . . . . . . . . .1.3(c)
Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . .3.20
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .3.20
Title. . . . . . . . . . . . . . . . . . . . . . . . . . . .3.11
VA Assets. . . . . . . . . . . . . . . . . . . . . . . . . . 1.4
VA Business. . . . . . . . . . . . . . . . . . . . . . .Preamble
VA Shares. . . . . . . . . . . . . . . . . . . . . . . . . . 1.2
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                       PURCHASE AGREEMENT


     THIS PURCHASE AGREEMENT (the "Agreement") made as of June 3, 1997 by and between Simpson Industries, Inc., a Michigan corporation ("Buyer"), Cummins Engine Company, Inc., an Indiana corporation ("CEC").


                           BACKGROUND

     A. CEC is engaged in the development, manufacture and sale of noise and vibration attenuation products (the "VA Business") in England, France, Spain and other locations through various subsidiaries and joint ventures as more particularly described on Exhibit A.

     B. Buyer is engaged in a similar business in the United States and desires to acquire from CEC the assets and properties of the VA Business on a going concern basis.

     C. CEC desires to sell to Buyer, and Buyer desires to purchase from CEC, the VA Shares (as defined in Section 1.2) and the VA Assets (as defined in Section 1.4), which constitutes all of the VA Business, together with the covenant of CEC not to compete with the VA Business as carried on by Buyer following completion of the transaction and other consideration, all on the terms and conditions and for the consideration herein set forth.


     NOW THEREFORE, in consideration of the foregoing premises and the covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:


                      I.  PURCHASE AND SALE

     1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, CEC agrees to sell, assign, transfer, convey and deliver, or cause its subsidiaries to sell, assign, transfer, convey and deliver, to Buyer (or in Buyer's sole discretion, any subsidiary or subsidiaries of Buyer), and Buyer agrees to purchase, at the Closing (as defined in Section 2.1), all the VA Shares and the VA Assets.

     1.2  VA Shares.  The term "VA Shares" means:

          (a)  all of the outstanding capital stock of Techniparts SAS
     (France);

          (b)  all of the outstanding capital stock of Dampers Iberica SA
     (Spain);

          (c)  all of the outstanding capital stock of Dampers SAS
     (France);

          (d) all of the capital stock of Hodek Engineering Works Private Limited (India) owned by CEC or its subsidiaries, which represents 20% of all of the outstanding capital stock of Hodek Engineering Works Private Limited (India); and

          (e) all of the capital stock of Holset Korea Ltd. owned by CEC or its subsidiaries, which represents 51% of all of the outstanding capital stock of Holset Korea Ltd..

     1.3  Subsidiary Definitions.

          (a) the term "Share Subsidiaries" means Techniparts SAS (France), Dampers Iberica SA (Spain), Dampers SAS (France), Hodek Engineering Works Private Limited (India) and Holset Korea Ltd.;

          (b) the term "Asset Subsidiaries" means Holset Engineering Company Limited (UK), Cummins Brasil, Ltda., Cummins S.A. de C.V. and the VA business divisions of CEC; and

          (c) the term "Subsidiary" means any Share Subsidiary or Asset Subsidiary and the term "Subsidiaries" means all of the Share Subsidiaries and Asset Subsidiaries, collectively.

     1.4 VA Assets. The term "VA Assets" means all of the assets, properties, goodwill and rights owned by CEC and the Asset Subsidiaries and used or held for use principally in connection with the operation of the VA Business, of whatever kind and nature, real or personal, tangible or intangible, other than the Excluded Assets (as defined in Section 1.5), including, but not limited to, the following:

          (a)  all cash, cash equivalents, prepaid expenses and deposits;

          (b)  [intentionally omitted]

          (c) all inventory (including raw materials, components, work in process, finished goods and similar items) of Holset Engineering Company Limited (UK), the VA business divisions of CEC, and the VA inventory of Cummins S.A. de C.V. but of no other Asset Subsidiary;

          (d) all machinery, equipment, tools, dies, jigs, patterns, trade fixtures, molds, spare parts, vehicles, furniture and supplies;

          (e) all rights in, to and under all leases of tools, furniture, machinery, supplies, vehicles, equipment and other items of personal property, including those listed on Schedule 3.15;

          (f) all real property, leasehold and other interests in real property, in each case together with all buildings, improvements, fixtures and all appurtenances thereto, including all such items listed on Schedules 3.13 and 3.14;

          (g) all right, title and interest in, to and under the following, which shall be referred to herein collectively as the "Intellectual Property Rights":

             (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof;

             (ii) subject to the terms of the License Agreement referenced in Section 6.1(e) concerning use of the name "Holset", all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

             (iii) all copyrightable works, all copyrights, all mask works, and all applications, registrations, and renewals in connection therewith;

             (iv) all trade secrets and confidential business information (including ideas, research and development, technology, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); and

             (v) all other proprietary rights, all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and all license agreements (as licensee or licensor) relating to any of the foregoing;

          (h) all right, title and interest in, to and under all franchises, licenses, permits, orders, certificates, approvals and other governmental authorizations which are necessary to own or lease and operate its assets and to conduct the VA Business ("Permits");

          (i) all right, title and interest in, to and under all contracts, agreements, purchase orders, customer orders, work orders, insurance policies, warranties and all other legally binding arrangements, whether oral or written, to which CEC or any Asset Subsidiary is a party or by which CEC or any Asset Subsidiary is bound that are listed on Schedule 3.18 and all other contracts, agreements, purchase orders, customer orders, work orders, insurance policies, warranties and other arrangements that are not required to be listed on such Schedule because of the amount thereof and which were entered into in the ordinary course of the VA Business;

          (j) all computer programs and a copy of the source code and object code of all such programs, together with all additions, modifications, updates, and enhancements thereto; all design specifications including, but not limited to, program descriptions, system flow charts, file layouts, report layouts, screen layouts, and all other computer program documentation; and all user's manuals, training manuals, sales literature, and other system and operations documentation relating to such computer programs;

          (k) all rights, claims, causes of action and choses in action (including, but not limited to, rights of collection, set-off and indemnification) existing on the Closing Date, the benefits of which have been assumed by or assigned to Buyer pursuant to this Agreement;

          (l) all books and records relating to the VA Business, including financial, accounting and personnel records, property records, production records, engineering records, environmental compliance records, files, invoices, customer lists and records, supplier lists and records and other data owned or used by CEC or any Asset Subsidiary relating to the VA Assets described in subparagraphs
     (a) through (k) of this Section 1.4; and

          (m) all other tangible and intangible assets relating to the VA Business, whether or not carried at value or listed on the books and records of CEC or an Asset Subsidiary, and whether or not in the possession of CEC, an Asset Subsidiary or others.

CEC and the Asset Subsidiaries will sell and convey with full title guarantee to Buyer all real estate included in the VA Assets by warranty deed or similar form of conveyance, satisfactory in form and substance to counsel for Buyer, subject only to such Permitted Liens as are referred to in Schedule 3.11. The sale and conveyance of the UK Properties will also be subject to the provisions of Schedule 1.4. CEC and the Asset Subsidiaries will sell and transfer to Buyer all personal property included in the VA Assets by delivery.

     1.5  Excluded Assets.  The term "Excluded Assets" means:

          (a) minute books, stock records, tax returns and similar corporate records of the Asset Subsidiaries; and

          (b)  the assets, properties or rights set forth on Schedule 1.5.

     1.6 Certain VA Asset Liabilities Assumed. Upon the terms and sub-ject to the conditions of this Agreement, Buyer shall execute and deliver to CEC on the Closing Date (as defined in Section 2.1) an agreement in the form attached hereto as Exhibit B (the "Assumption Agreement") pursuant to which Buyer shall assume and agree to pay, perform and discharge the following, which shall be referred to herein collectively as the "Assumed Liabilities":

          (a) all obligations and liabilities of the VA Business of the Asset Subsidiaries existing on the Closing Date and set forth on, reserved against or reflected in the Closing Balance Sheet (as defined in Section 1.10(a)), as finally determined in accordance with
     Section 1.10; and

          (b) all obligations and liabilities of the VA Business of the Asset Subsidiaries under the contracts and agreements which are to be acquired by Buyer pursuant to the provisions of this Agreement, and with respect to which Buyer succeeds to the rights of the Asset Subsidiaries thereunder, to the extent that such obligations and liabilities accrue from and after the Closing Date.

     1.7 Liabilities Not Assumed. Except as set forth in Section 1.6, Buyer shall not assume or agree to pay, perform or discharge any obligations, liabilities, contracts or commitments of any Subsidiary or affiliate or shareholder of any Subsidiary of any kind or nature whatsoever (the "Excluded Liabilities"). Without limiting the generality of the foregoing and except as fully accrued as a liability on the Closing Balance Sheet, as finally determined in accordance with Section 1.10, Buyer shall not assume or become liable to pay, perform or discharge any of the following:

          (a) any obligations or liabilities of CEC or any Subsidiary arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers, brokers and others (including any brokers, finders or originators fees or commissions);

          (b) any product liability or similar claim for injury to person or property which arises out of or is based upon any express or implied representations, warranty, agreement or guarantee made by CEC or any Subsidiary, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by CEC or any Subsidiary on or prior to the Closing Date;

          (c) any obligations or liabilities of CEC or any Subsidiary arising under or in connection with any Employee Plan (as defined in Section 3.17(a)) providing benefits to any present or former employee of CEC or any Subsidiary;

          (d) any obligations or liabilities of CEC or any Subsidiary for any present or past employees, agents or independent contractors of CEC or any Subsidiary, including any workers' compensation claims and employee severance claims of CEC or any Subsidiary;

          (e) any obligations or liabilities with respect to the litigation, investigations and other matters set forth on Schedule 3.23;

          (f) any obligations or liabilities for any Taxes (as defined in Section 3.20) of CEC or any Subsidiary except with respect to any Stamp Duty due as a result of the conveyance and transfer from CEC or any Subsidiary to Buyer of the VA Business; and

          (g) any obligations or liabilities arising out of or related to the transfer of Holset SNC (France) as referenced in Section 6.1(k).

     1.8 Purchase Price. As consideration for the purchase for the VA Shares and the VA Assets and for the noncompetition covenant of CEC (on behalf of itself and its subsidiaries), Buyer, in addition to assuming the Assumed Obligations, shall pay to CEC as provided in Schedule 1.8 an aggregate purchase price of Seventy Three Million Five Hundred Thousand Dollars (U.S. $73,500,000) (the "Purchase Price"), subject to the post-closing adjustment described in Section 1.10.

     1.9 Payment of Purchase Price. At the Closing, Buyer shall pay to CEC the Purchase Price by bank cashier's check or bank wire transfer to such account(s) as CEC shall designate, which sum shall thereafter be subject to the post-closing adjustment described in Section 1.10.

     1.10 Post-Closing Adjustment.   A post-closing adjustment to the
Purchase Price shall be made as follows:

          (a) Within thirty (30) days after the Closing, or as soon as practicable thereafter, a combining balance sheet of the VA Business will be prepared by or under the direction of CEC as at the close of business on June 29, 1997 (the "Closing Balance Sheet") and shall be furnished to Buyer. The Closing Balance Sheet, together with notes thereto, shall (A) be in accordance with the books and records of the Asset Subsidiaries and the Share Subsidiaries, (B) present fairly the financial condition of the VA Business as of such date, and (C) have been prepared in accordance with Generally Accepted Accounting Principles applied on a basis consistent with the Pre-closing Balance Sheet (as defined in Section 3.7), and in accordance with the accounting procedures described on Schedule 1.10. The Closing Balance Sheet shall be reviewed by Buyer and audited by Buyer's independent accountants within thirty (30) days of the date it is furnished to Buyer, or as soon as practicable thereafter. If any questions should arise during such review and audit which CEC or Buyer cannot resolve between themselves, such questions shall be referred to the independent accountants representing each of the parties, who shall within thirty (30) days thereafter attempt to resolve such questions, and any decision mutually agreeable to such accountants shall be binding upon both CEC and Buyer. If, after thirty (30) days, the independent accountants of CEC and Buyer are unable to arrive at a resolution of any issue relating to the Closing Balance Sheet, such independent accountants will appoint a third accounting firm satisfactory to each of them, which shall be directed to resolve such questions within fifteen (15) days thereafter, and whose decision shall be final and binding on both parties. Any agreement as to the Closing Balance Sheet shall be in writing and signed by or on behalf of CEC and Buyer.

          (b) If the Net Assets, as defined, of the VA Business shown on the Closing Balance Sheet exceeds Twenty Five Million Seventy Seven Thousand Dollars ($25,077,000), Buyer shall pay to CEC the amount of such excess in cash (without interest) within thirty (30) days after the date on which Buyer and CEC shall have indicated their agreement to the Closing Balance Sheet (or the date on which any disputes relating to the Closing Balance Sheet shall have been resolved as provided in (a) above). If the Aggregate Net Asset Value of the Business shown on the Closing Balance Sheet is less than Twenty Five Million Seventy Seven Thousand Dollars ($25,077,000), CEC shall pay such deficiency in cash (without interest) to Buyer within thirty
     (30) days after the date on which Buyer and CEC shall have indicated their agreement to the Closing Balance Sheet (or the date on which any disputes relating to the Closing Balance Sheet shall have been resolved as provided in (a) above).

     1.11 Allocation. The Purchase Price and the liabilities assumed by Buyer in accordance with Section 1.6 shall be allocated among the VA Shares and the VA Assets substantially as set forth on Schedule 1.11, with such adjustments as may be agreed between Buyer and CEC within 30 days following Closing. CEC, on behalf of itself and the Asset Subsidiaries, and Buyer each hereby covenant and agree that they will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding, that is in any way inconsistent with the terms of this Section 1.11.


                          II.  CLOSING

     2.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dykema Gossett PLLC, 23rd Floor, 400 Renaissance Center, Detroit, Michigan at 10:00 a.m., local time, on June 27, 1997, to be effective as of the close of business on June 29, 1997, or at such other location, time or date as may be mutually agreed upon between Buyer and CEC (such time and date being herein called the "Closing Date").

     2.2  Deliveries at the Closing.  At the Closing:

          (a) CEC shall deliver or cause to be delivered to Buyer, as required, (i) stock certificates representing the VA Shares properly executed for transfer to Buyer (or to any subsidiary or subsidiaries of Buyer as determined in the sole discretion of Buyer), (ii) properly executed deeds, assignments and other instruments of transfer relating to the VA Assets in form and substance meeting the requirements of all applicable laws and reasonably satisfactory to Buyer and its counsel, provided that where Buyer is satisfied that title to any of the VA Assets located in the United Kingdom can effectively pass by way of physical delivery without the use of any document of transfer, CEC shall deliver or cause to be delivered such VA Assets to Buyer at Closing, such delivery to take place by means of the relevant VA Assets being retained at the places at which they are physically located at the Closing to the order of Buyer, (iii) the various agreements, opinions, certificates and other documents and instruments referred to in Schedule 2.2 (relating to requirements for transfer in foreign jurisdictions) and in Section 6.1, and (iv) such other documents, certificates, consents or opinions as Buyer or its counsel may reasonably request to establish compliance with the requirements of all laws having application to CEC, any Subsidiary, the VA Shares, the VA Assets or the VA Business, and to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement; and

          (b) Buyer shall deliver to CEC (i) the payment of the Purchase Price as provided in Section 1.9, (ii) the Assumption Agreement referred to in Section 1.6, (iii) the various agreements, opinions, certificates and other documents and instruments referred to in
     Schedule 2.2 (relating to requirements for transfer in foreign jurisdictions) and in Section 6.2, and (iv) such other documents as CEC or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

     2.3 Third Party Consents. To the extent that the rights of any Asset Subsidiary under any agreement, contract, commitment, lease, Permits or other asset to be assigned to Buyer hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and CEC or such Asset Subsidiary, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the asset in question so that Buyer would not in effect acquire the benefit of all such rights, CEC or such Asset Subsidiary, to the maximum extent permitted by law and the asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.


           III.  REPRESENTATIONS AND WARRANTIES OF CEC

     CEC represents and warrants to Buyer that the following representations and warranties are true and correct on the date hereof and will be true and correct as of the Closing Date:

     3.1  Organization.   CEC and each Subsidiary is a company duly
organized, validly existing and in good standing under the laws of the
jurisdiction of its organization.   CEC and each Share Subsidiary has all
requisite corporate power and authority to own, lease and operate its properties and assets and to carry on the VA Business as and where now
being conducted.   CEC and each Subsidiary has heretofore delivered to
Buyer complete and correct copies of its Charter, Bylaws or other organizational documents, as currently in effect.

     3.2  Qualification; Location of VA Business and Assets.   CEC and
each Subsidiary is duly licensed or qualified to do the VA Business and is in good standing in the jurisdictions set forth on Schedule 3.2, which jurisdictions to the knowledge of CEC and the Subsidiaries are the only jurisdictions wherein the character or location of the properties owned or leased or the nature of activities conducted by CEC or such Subsidiary make such qualification necessary. There has not been any claim by any jurisdiction to the effect that CEC or any Subsidiary is required to qualify or otherwise to be authorized to do the VA Business in any jurisdiction in which CEC or any such Subsidiary has not qualified or obtained such authorization. Set forth on Schedule 3.2 is each location where CEC or any Subsidiary (a) has a place of business concerning the VA Business, or (b) owns or leases property concerning the VA Business.

     3.3 Subsidiaries and Investments. No Share Subsidiary holds any stock or other interest, either of record, beneficially or equitably, in any firm, venture, corporation, partnership or other entity.

     3.4 Authority and Enforceability. CEC has full power and authority to enter into this Agreement and CEC and each Subsidiary has the authority to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements and documents to be executed and delivered by CEC and any Subsidiary pursuant to the provisions of this Agreement (the "Sale Documents") have been duly authorized by all necessary action on the part of CEC and each such Subsidiary. This Agreement and the Sale Documents have been duly executed and delivered by CEC and each such Subsidiary and constitute the legal, valid and binding obligation of CEC and each such Subsidiary enforceable in accordance with their respective terms.

     3.5 Third-Party Consents and Governmental Approvals. Except as set forth on Schedule 3.5, no consent, authorization or approval of, and no registration or filing with, any third parties or any federal, state, regional or local governmental, administrative or regulatory body or authority ("Governmental Body") to which CEC, any Subsidiary or any of their VA Business properties or assets are subject is required for the execution, delivery and performance of this Agreement and the Sale Documents by CEC and the consummation by CEC and the Subsidiaries of the transactions contemplated hereby and thereby.

     3.6 No Conflict or Violation. The execution, delivery and performance of this Agreement and the Sale Documents, the consummation by CEC and the Subsidiaries of the transactions contemplated hereby and thereby, and the compliance with the terms hereof and thereof do not and will not (with or without notice, the passage of time, or both), (a) violate any provision of the Charter, Bylaws or other organizational document of CEC or any Subsidiary, (b) violate, conflict with or result in a breach of or constitute a default under, any term, condition, or provision of any agreement, contract, mortgage, lease or other instrument, document or understanding relating to the VA Business to which CEC or any Subsidiary is a party, by which CEC and any Subsidiary may have rights or by which any of the assets of CEC or any Subsidiary relating to the VA Business may be bound or affected, (c) violate any law, ordinance, code, rule, regulation, order, judgment, injunction, award or decree of any court, arbitrator, administrative agency, authority or Governmental Body applicable to CEC or any Subsidiary or their assets, (d) give any person the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of CEC or any Subsidiary relating to the VA Business or assets of CEC or any Subsidiary relating to the VA Business, or (e) result in the creation of any Lien on any of the assets of any Subsidiary relating to the VA Business.

     3.7 Financial Condition and Liabilities. CEC has previously delivered to Buyer true and complete copies of (a) statements of income for the years ended December 31, 1994, 1995 and 1996, respectively, of the VA Business, and (b) a combining balance sheet of the VA Business as of December 31, 1996 together with the related notes thereto (the "Pre-Closing Balance Sheet"), all of which are correct and complete and in accordance with the books and records of CEC and the Subsidiaries and have been prepared in accordance with Generally Accepted Accounting Principles consistently applied throughout the periods involved. The Pre-Closing Balance Sheet is attached hereto as Schedule 3.7. Such balance sheets and financial information accurately present the financial condition, assets and liabilities of the VA Business as of the dates indicated, and such statements of income present fairly the results of operations of the VA Business for the periods indicated. The VA Business has no liability or obligation of any nature, whether due or to become due, fixed, contingent, accrued or otherwise, including liabilities for or in respect of Taxes and any interest or penalties relating thereto, except (a) to the extent fully reflected as a liability on the Pre-Closing Balance Sheet and (b) liabilities incurred in the ordinary course of business since December 31, 1996 and fully reflected as liabilities on the books of account of CEC or the Subsidiaries, none of which, individually or in the aggregate, has been materially adverse.

     3.8 Absence of Certain Changes. Except as set forth on Schedule 3.8, since December 31, 1996, neither CEC or any Subsidiary has with respect to the VA Business:

          (a) incurred any liability or obligation, fixed, contingent, accrued, or otherwise, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any Lien or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any material liabilities (individually or in the aggregate), or failed to perform any material obligations (individually or in the aggregate);

          (b) mortgaged, pledged or subjected any of its assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

          (c) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or canceled, modified or waived any material debts or claims held by it or waived any rights material to the VA Business;

          (d) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of the capital shares of any Share Subsidiary or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of the capital shares of any Share Subsidiary;

          (e) sold or in any way transferred or otherwise disposed of any of its assets or property except for sales of products and other transfers and dispositions in the ordinary course of business;

          (f) suffered any casualty, damage, destruction or loss, or any material interruption in use, of any material assets or properties, whether or not covered by insurance, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

          (g) suffered any material change in its business, operations, assets, liabilities, properties, prospects or condition (financial or otherwise);

          (h) made or committed to make any capital expenditures or capital additions or betterments exceeding in the aggregate U.S. $50,000;

          (i) had any actual or overtly threatened employee strikes, work stoppages, slow-downs or lock outs, or had any material change in its relationship with any of its employees, salesmen, distributors, or independent contractors;

          (j) made any material change in the rate of compensation, commission, bonus, or other remuneration payable, or paid or agreed to pay any bonus, extra compensation, pension, severance, vacation pay, loan or advance, to any shareholder, director, officer, employee, salesman, or distributor other than regularly scheduled increases, bonuses, severance payments, and vacation pay as to which Buyer has received prior written notice;

          (k) changed any of the accounting principles followed by it or the methods of applying such principles;

          (l) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, service mark, trade name, or invention, or modified any existing rights with respect thereto;

          (m)  revalued any of its assets;

          (n) waived or released any right or claim, or instituted, settled, or agreed to settle any litigation, action, proceeding, or arbitration related to its assets or the VA Business;

          (o) failed to replenish its inventories or supplies in a normal and customary manner consistent with prior practices or made any purchase commitment other than in the ordinary course of business;

          (p) except for the execution of this Agreement, entered into any transaction other than in the ordinary course of business consistent with past practice;

          (q)  changed its corporate form or parent entity; or

          (r)  agreed to do any of the foregoing.

     3.9  Accounts Receivable.  The accounts receivable of the VA
Business as set forth on the Pre-Closing Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are fully collectible in the normal and ordinary course of business within thirty (30) days after billing, except, in the case of accounts receivable appearing on the Pre-Closing Balance Sheet, to the extent of the reserve for doubtful accounts reflected on the Pre-Closing Balance Sheet. The reserve for doubtful accounts on the Pre-Closing Balance Sheet has been determined in accordance with Generally Accepted Accounting Principles consistent with past practice.

     3.10 Inventories. All inventory of the VA Business, including, without limitation, raw materials, work in process and finished goods, reflected on the Pre-Closing Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of business; is merchantable; consists of items of a quality and quantity usable and saleable in the ordinary course of business; is valued at the lower of cost or market value; and is not subject to any write-down or write-off. Except as specifically reserved on the Pre-Closing Balance Sheet, none of the inventory of the VA Business is obsolete or slow moving. Neither CEC nor any Subsidiary is under any liability or obligation with respect to the return of products or inventory concerning the VA Business in the possession of fabricators, customers, or other parties.

     3.11 Title. CEC and the Subsidiaries have good and marketable title to all of the assets of the VA Business free and clear of all Liens of any nature whatsoever, except as set forth on Schedule 3.11 ("Permitted Liens"). The assets owned or leased by the Share Subsidiaries together with the VA Assets include all the assets and properties which are necessary to conduct the VA Business as presently conducted, and to perform all of the contracts, leases, agreements, commitments, purchase orders, work orders, customer orders, and other arrangements of the VA Business. There are sufficient tools, machinery and equipment included in the assets being conveyed to Buyer in operating condition adequate to operate the VA Business as presently conducted.

     3.12 Condition of Assets. All of the buildings, structures and fixtures owned or leased by CEC and the Subsidiaries concerning the VA Business are in good operating condition and repair, subject only to ordinary wear and maintenance given the age of such buildings, structures and fixtures, and are usable in the regular and ordinary course of business. All machinery, equipment and other personal property owned or leased by CEC and the Subsidiaries material to the business, operations or financial condition of the VA Business is in good operating condition and repair, subject only to ordinary wear and maintenance, and are usable in the regular and ordinary course of business.

     3.13 Owned Real Property. Schedule 3.13 contains a correct and complete list of the street address and legal description of all real property owned of record or beneficially by CEC or any Subsidiary and used or held for use in the VA Business (the "Owned Real Property"). Except as set forth on Schedule 3.13:

          (a) all buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Owned Real Property conform to all applicable federal, state and local laws, regulations and ordinances, and the Owned Real Property is zoned for the purposes for which it is presently used;

          (b) there are no pending or, to the knowledge of CEC and the Subsidiaries, threatened condemnation proceedings, lawsuits or administrative actions by any Governmental Body relating to the Owned Real Property or other matters affecting materially or adversely the current use, occupancy or value thereof;

          (c) Neither CEC or any Subsidiary has received any written or oral notice from or on behalf of any Governmental Body for assessments for public improvements against any of the Owned Real Property which remains unpaid and, to the knowledge of CEC and the Subsidiaries, no such assessment has been proposed;

          (d) all structures and improvements on any Owned Real Property are within the lot lines and do not encroach on any adjoining premises, there are no encroachments on any Owned Real Property by any structures and improvements on any adjoining premises, and none of the Owned Real Property is located within any flood plain or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof have not been obtained; and

          (e) all facilities located on the Owned Real Property are supplied with utilities and other services necessary for the operation of such facilities, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations.

     3.14 Leased Real Property. Schedule 3.14 contains a correct and complete list of all leases for real property leased by CEC or any Subsidiary in connection with the VA Business (the "Real Property Leases"). True, correct and complete copies of all Real Property Leases have been delivered to Buyer. The Real Property Leases are valid, binding, enforceable and in full force and effect, there is no default thereunder and no event has occurred which with notice or lapse of time or both, would constitute a default, or permit termination, modification or acceleration thereunder. Neither CEC nor any Subsidiary has assigned, pledged, encumbered or sublet its interest in any Real Property Lease. The leased Real Property is in compliance with all applicable laws, orders, regulations, ordinances and governmental and contractual requirements relating to its construction, use and operation.

     3.15 Leased Personal Property. Schedule 3.15 contains a correct and complete list of all leases and other agreements with payments in excess of $1,000 per year under which CEC or any Subsidiary leases, holds or operates in connection with the VA Business any tools, furniture, machinery, equipment, vehicles or other personal property owned by any other person. True, correct and complete copies of all such leases and agreements have been delivered to Buyer. All of such leases and agreements are valid, binding, enforceable and in full force and effect, and, to the knowledge of CEC and the Subsidiaries, there is no default thereunder and no event has occurred which, with notice or lapse of time or both, would constitute a default or permit termination, modification or acceleration thereunder.

     3.16 Employment Matters.

          (a) Schedule 3.16 lists the name, date of hire and/or appointment and current annual salary, commissions, allowances or wage rates, along with any arrangement to increase such annual salary, commissions, allowances or wage rates, of each employee of CEC or any Subsidiary in the VA Business who is paid at an annual rate in excess of $50,000 per annum, together with a statement of the nature of the services rendered.

          (b) Schedule 3.16 lists the names and addresses of all agents or agencies of CEC or any Subsidiary (including powers of attorney) with power or authority to bind CEC or any Subsidiary in any material respect in connection with the VA Business and the purpose and scope of authority of such agency.

          (c) Except as disclosed on Schedule 3.16, with respect to the VA Business:

             (i) neither CEC nor any Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of its employees nor is any such contract or agreement presently being negotiated;

             (ii) to the knowledge of CEC and the Subsidiaries, there is no unfair labor practice charge or complaint pending or threatened against or otherwise affecting the employees of CEC or any Subsidiary;

             (iii) there is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in effect, threatened against or otherwise affecting CEC or any Subsidiary, and neither CEC nor any Subsidiary has experienced any such labor controversy within the past five years;

             (iv) no grievance is pending or, to the knowledge of CEC and the Subsidiaries, threatened from any employee of CEC or any Subsidiary;

             (v) neither CEC nor any Subsidiary is a party to any employment agreement or consulting agreement with any person or entity with payments in excess of $50,000 per year, nor is any such contract or agreement presently being negotiated;

             (vi) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any court, governmental agency, administrative agency or Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of CEC or any Subsidiary is pending or, to the knowledge of CEC and the Subsidiaries, threatened;

             (vii) neither CEC nor any Subsidiary is a party to or otherwise bound by, any consent decree with, or citation by, any Government Body relating to employees or employment practices, wages, hours, and terms and conditions of employment;

             (viii) CEC and each Subsidiary has paid in full, or accrued in its financial books and records, to all of its respective employees, all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law;

             (ix) neither CEC nor any Subsidiary is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, and neither CEC, any Subsidiary nor Buyer will have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated by this Agreement or as a result of the termination by CEC or any Subsidiary of any persons employed thereby on or prior to the Closing Date;

             (x) to the knowledge of CEC and the Subsidiaries, CEC and each Subsidiary is in compliance with its notification obligations under all governmental laws and regulations, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise; and

             (xi) to the knowledge of CEC and the Subsidiaries, the services of all employees essential to the VA Business will continue to be available on the same terms and at the same locations for the continuation of the VA Business after consummation of the transactions contemplated hereby.

     3.17 Employee Benefit Plans.

          (a) Schedule 3.17 contains a true and complete list of all employment-related plans or schemes relating to the VA Business, including but not limited to, employment or consulting agreements, collective bargaining and supplemental agreements, pension, profit sharing, incentive, bonus, deferred compensation, retirement, stock option, stock purchase, severance, medical and hospitalization, insurance, vacation, salary continuation, sick pay, welfare, fringe benefit and other employee benefit plans, contracts, programs, policies and arrangements, whether written or oral, which CEC or any Subsidiary maintains or maintained, or under which CEC or any Subsidiary has or had any obligations with respect to any employee, now or at any time during the past five years (the "Employee Plans").

          (b) Except as set forth in Schedule 3.17, (i) neither CEC nor any Subsidiary has unfunded liabilities in connection with any of the Employee Plans; (ii) all contributions, premium payments and other payments due from CEC or any Subsidiary to or under such Employee Plans have been paid in a timely manner; and (iii) all additional contributions, premium payments and other payments due on or before the Closing Date shall have been paid by that date.

          (c) Except as set forth in Schedule 3.17, there are no circumstances or events which have occurred or will occur with respect to any Employee Plan which could result at any time within five years of the Closing Date in an insufficiency of such Employee Plan's assets necessary to satisfy all benefit liabilities under the Employee Plan.

          (d) Between the date of this Agreement and the Closing Date, no Employee Plan will be, (i) terminated (whether partially or otherwise), nor will any proceedings be initiated to terminate any such Employee Plan; (ii) amended in any manner which would directly or indirectly increase the benefits accrued or to be accrued by any participant thereunder; or (iii) amended in any manner which would materially increase the cost of maintaining such Employee Plan.

          (e) Except as set forth in Schedule 3.17, with respect to each of the Employee Plans:

             (i) each Employee Plan has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and all applicable provisions, applicable laws and all regulations thereunder;

             (ii) all disclosures to employees and all filings and other reports relating to each such Employee Plan and required under all applicable laws, and all regulations thereunder to have been made or filed on or before the Closing Date have been or will be duly and timely made or filed by that date;

             (iii) there is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, audit, inquiry or investigation pending or, to the knowledge of CEC and the Subsidiaries, threatened with respect to any such Employee Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Employee Plan; and

             (iv) true and complete copies of the following have been delivered to Buyer: the current Employee Plan document (including a written description of all oral Employee Plans), any amendments thereto, and the related summary plans description, if any; each trust or custodial agreement and each deposit administration, group annuity, insurance or other funding agreement associated with each such Employee Plan; for the last three Employee Plan years, the financial information or reports, valuation reports, and/or actuarial reports relating to each such Employee Plan; all rulings relating thereto, and all applications for such rulings; and all filing and reports filed with any Governmental Body at any time during the three year period ending on the Closing Date, along with all schedules and reports filed therewith.

     3.18 Material Contracts. Except as set forth on Schedule 3.18 (and except for the collective bargaining agreements, employment agreements, consulting agreements and leases described on Schedules 3.14, 3.15 and 3.16 which are incorporated by reference into Schedule 3.18), neither CEC nor any Subsidiary is a party with respect to the VA Business to any outstanding:

          (a) commitment, contract, or agreement involving an obligation or liability of more than U.S. $50,000 (excluding orders for the purchase of standard products accepted in the ordinary course of business and providing for prevailing prices and customary conditions of sale);

          (b) agreement, contract or commitment containing any non-competition, confidentiality (other than confidentiality agreements entered into in the ordinary course of business with customers) or other limitations restricting the conduct of the business of CEC or any Subsidiary or the use or disclosure of any information in the possession of CEC or any Subsidiary;

          (c) agreement or contract relating to the mortgaging, pledging or the placing of a Lien on any of the properties or assets of CEC or any Subsidiary;

          (d) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or guarantee, pledge or undertaking of the indebtedness of any other person;

          (e)  loans to employees, officers, directors or affiliates;

          (f) agreement or commitment for any capital expenditure or leasehold improvement in excess of U.S. $100,000;

          (g)  partnership, joint venture, or similar agreement;

          (h) currency or interest rate exchange or other financial derivative agreement;

          (i) any manufacturer's representative agreement, brokers agreement, distributorship or dealer agreement or other agreement relating to the sale or distribution of products to or by persons;

          (j) any agreement entered into relating to the acquisition or disposition of businesses, product lines or assets, except those agreements entered into in the ordinary course of business;

          (k) any indemnification agreement with an employee, except for indemnification provisions relative thereto contained in the Charter or Bylaws of CEC or any Subsidiary; or

          (l) any other written or oral agreement or commitment which is material to the operations or business prospects of CEC or any Subsidiary (the foregoing are referred to herein, collectively, as the "Material Contracts", and each individually as a "Material Contract").

Each of the Material Contracts listed on Schedule 3.18 (or incorporated therein by reference) and those not required to be listed therein because of the amount thereof, is valid, binding and enforceable in accordance with its terms. Except as set forth on Schedule 3.18, neither CEC nor any Subsidiary is, and, to the knowledge of CEC and the Subsidiaries, no other party thereto is, in default of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. True and complete copies of all Material Contracts have been delivered to Buyer.

     3.19 Customers and Suppliers. Except as set forth on Schedule 3.19, neither CEC nor any Subsidiary has any knowledge of any intention of or indication by a "Significant Customer" of the VA Business or a "Significant Supplier" (both as defined below) to terminate its business relationship with CEC or any Subsidiary or to limit or alter its business relationship with CEC or any Subsidiary in any material respect. As used in this Agreement, "Significant Supplier" and "Significant Customers" mean any of the ten (10) largest suppliers or customers, as the case may be, by dollar volume, of the VA Business during the 1996 calendar year. Schedule 3.19 of the Disclosure Schedules contains a true and correct list of all of the Significant Customer and Significant Suppliers of the VA Business.

     3.20 Tax Returns and Taxes. CEC and each Subsidiary has with respect to the VA Business (i) timely filed all federal, state, local and foreign tax returns, reports, statements and other similar filings (the "Tax Returns") which are required to be filed with respect to any federal, state, local or foreign income, payroll, withholding, excise, sales, use, personal property, occupancy, business, mercantile, real estate, capital stock, franchise or other taxes (the "Taxes"); and (ii) paid all Taxes, interest, penalties, assessments and deficiencies due or assessed pursuant to the Tax Returns. All Tax Returns properly reflect the liabilities of CEC and each Subsidiary for Taxes for the periods, properties or events covered thereby. Except as set forth on Schedule 3.20, no current extensions of time in which to file any Tax Returns have been executed or filed with any taxing authority; neither CEC nor any Subsidiary has received any notice of assessment of additional Taxes and has not executed or filed with any taxing authority any agreement extending the period of assessment of any Taxes; there are no claims, examinations, proceedings or proposed deficiencies for Taxes pending or, to the knowledge of CEC and the Subsidiaries, threatened against CEC or any Subsidiary; and CEC and each Subsidiary are current in the payment of all withholding and other employee Taxes which are due and payable. The accruals for Taxes contained in the Pre-Closing Balance Sheet are adequate to cover all liabilities for Taxes for all periods ending on or before December 31, 1996, and include adequate provisions for all deferred Taxes. All Taxes for periods beginning after December 31, 1996, have been paid or are adequately reserved against on the books of CEC or the Subsidiaries.

     3.21 Licenses and Permits. CEC and each Subsidiary owns, holds, possesses or lawfully uses all Permits which are necessary to own or lease and operate its assets and to conduct the VA Business as now or previously conducted by it. All Permits relating to the VA Business are fully assignable to Buyer without the consent or approval of any third party or governmental body and without the need to reapply for any new Permit. CEC and the Subsidiaries have fulfilled and performed their obligations under each of the Permits, and no event has occurred which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of the Permits or would permit revocation or termination of any of the Permits. The Permits are in full force and effect and are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of the Permits will be adversely affected by consummation of the transactions contemplated hereby.

     3.22 Intellectual Property Rights. Set forth on Schedule 3.22(a) with respect to the VA Business is a correct and complete list of all domestic and foreign (i) patents and registered trademarks, tradenames and service marks held, owned or used by CEC or any Subsidiary, and (ii) patent, trademark, tradename and service mark applications filed in connection with the VA Business (the "Issued Rights and Applications"). Set forth on Schedule 3.22(b) with respect to the VA Business is a correct and complete list of all license and other agreements allowing CEC or any Subsidiary to use intellectual property rights of third parties, either as licensee or as licensor, or affecting the VA Business (the "License Agreements"). Except as set forth on Schedule 3.22:

          (a) no other intellectual property rights are required or necessary to conduct the VA Business as presently conducted or proposed to be conducted;

          (b) CEC and the Subsidiaries have and own all right, title and interest in and to all of the Intellectual Property Rights (including the exclusive right to use, sell, license or dispose of such rights and to bring actions for infringement thereof) free and clear of any and all Liens;

          (c) CEC and the Subsidiaries have taken all appropriate actions and made all applications and filings pursuant to applicable federal and state law to perfect, protect and maintain its interests in the Issued Rights and Applications;

          (d) Neither CEC nor any Subsidiary has any knowledge of any infringements of, or claims or assertions of infringement of, any of the Intellectual Property Rights;

          (e) Neither CEC nor any Subsidiary has taken or omitted to take, any action which would have the effect of waiving any of its rights relating to any of the Intellectual Property Rights;

          (f) there have been no claims, and, to the knowledge of CEC and the Subsidiaries, there is no basis for any claim challenging the ownership, scope, validity or enforceability of any of the Intellectual Property Rights;

          (g) the manufacture, advertising, sale or use of any products now or heretofore manufactured or sold by CEC or any Subsidiary did not and do not infringe (nor has any claim been made that any such action infringes) the intellectual property rights of others;

          (h) each of the License Agreements is in full force and effect and, to the knowledge of CEC and the Subsidiaries, there has occurred no default which is continuing in respect of any License Agreement; and

          (i) there are no royalties, honoraria, fees or other payments payable by CEC or any Subsidiary to any person by reason of the ownership, use, license, sale or disposition of the Intellectual Property Rights.

     3.23 No Pending Litigation or Proceedings.  Except as set forth on
Schedule 3.23, with respect to the VA Business, there is no litigation, investigation, arbitration or proceeding pending or, to the knowledge of CEC and the Subsidiaries, threatened against or affecting CEC or any Subsidiary or any of the their properties or assets, at law or in equity, by or before any court, arbitrator or Governmental Body, nor do CEC and the Subsidiaries know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect the VA Business or the transactions contemplated hereby. There are presently no outstanding judgments, decrees or orders of any court or any Governmental Body against or affecting the VA Business.

     3.24 Compliance with Laws.  The VA Business of CEC and each
Subsidiary has been conducted in compliance in all material respects with all applicable laws, statutes, rules, regulations and orders of all Governmental Bodies. No notice, citation, summons or order has been assessed and no investigation or review is pending or, to the knowledge of CEC and the Subsidiaries, threatened by any Governmental Body or third party with respect to any alleged violation by CEC or any Subsidiary in any material respect of any such laws, statutes, rules, regulations or orders. Without limiting the generality of the foregoing, neither CEC nor any Subsidiary is party to any agreement or arrangement (whether or not intended to be legally binding) or is in the pursuit of any course of conduct which is registrable under the United Kingdom Restrictive Trade Practices Acts 1976 and 1977, or prohibited by or capable of giving rise to an investigation by the United Kingdom Director-General of Fair Trading or a reference to the United Kingdom Monopolies and Mergers Commissions or is in material contravention or breach of any of the following European Union or United Kingdom Laws and Regulations: The Treaty of Rome 1957; the Fair Trading Act 1973; the Consumer Credit Act 1974; the Health and Safety at Work etc. Act 1974; the Trade Descriptions Acts 1968 and 1972; the Restrictive Trade Practices Act 1976 and 1977; the Competition Act 1980; the Data protection Act 1984; the Clean Air Acts 1956 and 1968; the Control of Pollution Act 1974; the Health and Safety at Work etc. Act 1974; the Water Act 1989; and the Environmental Protection Act 1990; or statutory instruments, any regulations, orders, notices or directions made under any of the foregoing.

     3.25 Occupational Safety. All of the facilities of CEC and the Subsidiaries are maintained and operated in compliance with all laws and regulations relating to occupational health and safety. Neither CEC nor any Subsidiary is or has been subject to any investigation, fine, penalty or citation concerning the VA Business relating to or arising out of a violation of any applicable law or governmental regulation.

     3.26 Environmental Matters. (a) Schedule 3.26 contains a complete list of all solid waste dumps and hazardous waste disposal, treatment, and storage facilities which are presently or were used by CEC or any Subsidiary at any time in the operation of the VA Business for disposal of hazardous substances.

          (b) Except as disclosed on Schedule 3.26 with respect to the VA Business:

             (i) CEC and the Subsidiaries have kept all records, and have made all filings required by applicable Environmental Laws (as hereinafter defined) with respect to emissions into the environment (including solids, liquids and gases) and the proper disposal of such materials (including solid and waste materials);

             (ii) no Environmental Permits (as hereinafter defined) are required for the operation of the VA Business; all Environmental Permits are in full force and effect;

             (iii) CEC and the Subsidiaries have operated the VA Business in compliance in all material respects with all Environmental Permits and applicable Environmental Laws governing its operations, properties and assets;

             (iv) the operations of the VA Business do not involve the generation, transportation, treatment, storage, or disposal of hazardous waste;

             (v) neither CEC nor any Subsidiary has disposed of any hazardous waste or substance by placing it in or on the ground or waters of any property owned, leased or used in the operation of the VA Business. In the United Kingdom, neither CEC nor any Subsidiary produces or uses any substances, or uses any processes in the manufacture or processing of its products, which are currently proscribed by the United Kingdom Secretary of State for the Environment, the United Kingdom Inspectorate of Pollution, the United Kingdom National Rivers Authority or any United Kingdom local authority under any applicable environmental law;

             (vi) to the knowledge of CEC and the Subsidiaries, no underground storage tanks or surface impoundments are located at, on, or under any property owned or leased in the operation of the VA Business;

             (vii) there is not pending or, to the knowledge of CEC and the Subsidiaries, threatened against CEC or any Subsidiary any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice of violation, demand, judgment, order, lien, proceeding or hearing, based on or related to any Environmental Permit or Environmental Law or the presence, manufacture, generation, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, arranging for transportation, treatment or disposal, or handling, or the emission, discharge, release or threatened release into the environment, of any hazardous substance;

             (viii) to the knowledge of CEC and the Subsidiaries, none of the operations of the VA Business is the subject of any investigation by any Governmental Body evaluating whether any Remedial Action (as hereinafter defined) is needed to respond to a Release (as hereinafter defined) of any Contaminant (as hereinafter defined) into the environment;

             (ix) neither CEC nor any Subsidiary has filed, nor have any of them been required to file, any notice under federal, state, or local laws indicating past or present treatment, storage, or disposal of a hazardous waste as defined under applicable Environmental Laws or reporting a spill or Release of a Contaminant at, on, under or about any property owned, leased or used in the operation of the VA Business; and

             (x) no lien in favor of any governmental authority for (i) any liability under any Environmental Laws or (ii) damages arising from or costs incurred by such governmental authority in response to a Release of a Contaminant into the environment has been filed or attached to the property owned or leased in the operation of the VA Business.

     For the purposes of this Agreement:

          (a) "Contaminant" means those substances which are regulated by or form the basis of liability under any Environmental Laws, including, but not limited to, asbestos, and polychlorinated biphenyls ("PCBs");

          (b) "Environmental Laws" means all applicable foreign, federal, state, and local laws, regulations or ordinances in effect on the Closing Date relative to air quality, water quality, solid waste management, hazardous or toxic substances or the protection of health or the environment;

          (c) "Environmental Permits" means, collectively, all permits, consents, approvals, registrations, certifications and authorizations presently required under Environmental Laws;

          (d) "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment, including the movement of any Contaminant or other substance through or in the air, soil, surface water, groundwater, or property; and

          (e) "Remedial Action" means any action required under any Environmental Laws to (i) clean up, remove, treat, or in any other way address any Contaminant or other substance in the environment,
     (ii) prevent the Release or threat of Release, or minimize the further Release of any Contaminant or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the environment, or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

     3.27 Insurance Coverage. CEC and each Subsidiary presently maintains with respect to the VA Business, and has at all times prior to the date hereof maintained, liability, casualty, property loss and other insurance coverages upon its properties and with respect to the conduct of its business in such amounts, of such kinds and with such insurance carriers as are generally deemed appropriate and sufficient for companies of a similar size engaged in similar types of business and operations.

     3.28 Products Liability and Warranty Claims.  With respect to the VA
Business:

          (a) neither CEC nor any Subsidiary has made any oral or written warranties with respect to the quality or absence of defects of its products or services which are in force as of the date of this Agreement;

          (b) there are no liabilities of or claims against CEC or any Subsidiary and, to the knowledge of CEC and the Subsidiaries, no liabilities or claims are threatened against CEC or any Subsidiary, with respect to any product liability (or similar claim) or product warranty (or similar claim) that relates to any product manufactured or sold in the VA Business.

          (c) Neither CEC nor any Subsidiary has knowledge of any facts or circumstances which might reasonably give rise to such liabilities or claims.

     3.29 Ownership of Subsidiaries. CEC, or one of its subsidiaries [or affiliates], is the record and beneficial owner of the VA Shares, and the delivery of the VA Shares as provided in this Agreement will vest in Buyer legal and valid title to the VA Shares, free and clear of all Liens, liabilities and obligations.

     3.30 Capitalization. The authorized capital stock of each Share Subsidiary and the number of outstanding VA Shares of such capital stock and the names of the owners thereof are set forth on Schedule 3.30, all of which VA Shares are validly issued, fully paid and nonassessable. There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of any Share Subsidiary.

     3.31 Insider Interests. Except as set forth on Schedule 3.31, no officer or director of CEC or any Subsidiary has any interest in any property, real or personal, tangible or intangible, including without limitation the Intellectual Property Rights used in or pertaining to the VA Business, and no such person has any business relationship with CEC or any Subsidiary except as such officer or director.

     3.32 Brokers and Finders. Neither CEC nor any Subsidiary has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for CEC or any Subsidiary in connection with this Agreement or the transactions contemplated herein.

     3.33 Disclosure. No representation or warranty of CEC or any Subsidiary contained in this Agreement, and no statement contained in any certificate, schedule, list or other writing furnished to Buyer pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements are made, not misleading.


          IV.  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to CEC as follows:

     4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry out its business as and where now being conducted.

     4.2 Authority and Enforceability. The execution, delivery and performance of this Agreement, the Employment Agreements, and all other agreements and documents to be delivered by Buyer pursuant to the provisions of this Agreement (the "Buyer Documents") have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Buyer Documents have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer enforceable in accordance with their respective terms.

     4.3 Third-Party Consents. No consent, authorization or approval of, and no registration or filing with, any third parties or any governmental or regulatory body or authority is required for the execution, delivery and performance of this Agreement and the Buyer Documents by Buyer and the consummation of the transactions contemplated hereby.

     4.4 No Conflict or Violation. The execution, delivery and performance of this Agreement and the Buyer Documents, the consummation by Buyer of the transactions contemplated hereby and thereby, and the compliance with the terms hereof and thereof by Buyer do not and will not (with or without notice, the lapse of time, or both) (a) violate any provision of the organizational documents of Buyer, (b) violate, conflict with or result in a breach of or constitute a default under, any term, condition, or provision of any agreement, contract, mortgage, lease or other instrument, document or understanding to which Buyer is a party, by which it may have rights or by which any of its assets may be bound or affected, (c) violate any law, ordinance, code, rule, regulation, order, judgment, injunction, award or decree of any court, arbitrator, administrative agency or governmental body or authority applicable to Buyer or its assets.


                          V.  COVENANTS

     5.1 Access to Information. CEC and the Subsidiaries shall afford to the officers, employees, accountants, attorneys and authorized representatives of Buyer reasonable access to the facilities, properties, books and records, customers, suppliers and employees of CEC and the Subsidiaries in order that Buyer may have reasonable opportunity to make such investigation as it shall desire concerning the VA Business. CEC will furnish Buyer with such additional financial and operating data and other information relating to the business, properties, assets, financial condition and prospects of the VA Business as Buyer may reasonably request from time to time. In the event this Agreement is terminated prior to the Closing, upon request of CEC, all books, records and other material obtained by Buyer concerning the VA Business, including copies thereof, will be returned by Buyer, and Buyer will not disclose or use any confidential information so obtained.

     5.2 Conduct of VA Business. Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Closing, CEC and each Subsidiary agrees to operate the VA Business in the ordinary course and consistent with past practices and to use its best efforts to: (a) preserve the VA Business intact and conserve the goodwill related thereto, (b) preserve intact the present business organization of each Subsidiary, keep available the services of present officers and key employees, (c) preserve present relationships with suppliers, customers, lenders and others having business dealings with them, (d) maintain in full force and effect all Permits required for the operation of the VA Business as presently conducted, (e) maintain consistent with past practices all buildings, offices and other properties of the VA Business, or (f) not knowingly do any act or omit any act or permit any omission to act which will cause a breach or default under any of the contracts, commitments or obligations included in the VA Business. Without the prior written consent of Buyer, neither CEC nor any Subsidiary shall engage in any activity, take any action, or enter into any transaction of the type described in Section 3.8.

     5.3 Consents and Governmental Approvals. CEC and each Subsidiary shall obtain, prior to the Closing Date, all consents, authorizations and registrations specified in Schedule 3.5.

     5.4 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions provided for in this Agreement.

     5.5  Further Assurances.  CEC and each Subsidiary, after the
Closing, without further consideration, shall execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming the VA Business or any part of the VA Business to Buyer or to better enable Buyer to complete, perform or discharge any of the liabilities or obligations assumed by Buyer. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

     5.6 Update Schedules. CEC shall promptly disclose to Buyer any information contained in its representations and warranties or the Schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of CEC or the Schedules hereto for the purpose of Article III hereof, unless Buyer shall have consented thereto in writing.

     5.7 Bulk Transfer Laws. Buyer hereby waives compliance by CEC with the provisions of any so-called "bulk transfer" or "creditor notification" law of any jurisdiction in connection with the sale of the VA Business to Buyer. In accordance with the terms of Section 7.1, CEC agrees to indemnify and hold harmless Buyer from and against any and all Losses (as defined in Section 7.1) that may be asserted by third parties against Buyer as a result of noncompliance with any such bulk transfer law.

     5.8 Insurance Indemnity. CEC shall be responsible for all prior insurance charges related to the VA Business including, but not limited to, retrospective additional premiums, additional charges incurred by any audit or exposure changes or any deferral charges incurred by CEC or any Subsidiary. CEC shall also be responsible for any insured, self-insured, or deductible amounts of loss to the conclusion of each and every loss (including any reopened claims) incurred prior to the Closing Date. CEC shall indemnify and hold Buyer harmless from and against all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and actual attorney's fees incurred relating to any error or omission in reporting of loss to any insurance or excess insurance company.

     5.9 Product Liability Matters. CEC and Buyer agree, with respect to claims arising out of claimed injury to persons or property by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold by CEC or any Subsidiary or in connection with the VA Business (any of the foregoing, a "product liability claim"), that: (i) if any such product liability claim arises out of an accident or occurrence involving a product manufactured on or prior to the Closing Date, the defense and handling of the same will be undertaken by CEC directly or through the appropriate insurance contract, and CEC will indemnify, defend and hold Buyer harmless with respect to any claim; and (ii) if any such product liability claim arises out of an accident or occurrence involving a product manufactured after the Closing Date, the defense and handling of the same will be undertaken by Buyer directly or through the appropriate insurance contract, and Buyer will indemnify, defend and hold CEC harmless with respect to any such claim. Buyer will develop and implement a procedure for marking products to facilitate identification of such products as manufactured after the Closing Date. With regard to the investigation and defense of product liability claims, each party agrees to provide the other with such documentary material and assistance of personnel (subject to reimbursement of reasonable travel and lodging expenses) as is available to one party and as the other may reasonably require in connection with such investigation or defense.

     5.10 Checks and Drafts. CEC shall honor (whether presented before, on, or after the Closing) all checks and drafts drawn by CEC or any Asset Subsidiary on or prior to the Closing to pay trade payables and accrued expenses of the VA Business.

     5.11 Employees on Lay Off. CEC and each Subsidiary has given all notices required under any law or regulation to all employees who were terminated or laid off by CEC or any Subsidiary prior to the Closing Date. CEC shall be solely responsible for all obligations under any law or regulation with respect to such employees.

     5.12 Power of Attorney. Effective as of the Closing Date, CEC appoints Buyer, its successors and assigns, its attorney-in-fact with full power of substitution, in the name of CEC, any Subsidiary or Buyer, to (i) undertake all proceedings that Buyer may deem proper to collect, assert or enforce any claim, right or title of any kind in or to the VA Business;
(ii) to defend or compromise any and all actions, suits or proceedings in respect of the VA Business; and (iii) to take all action that Buyer may reasonably deem proper, other than committing CEC or any Subsidiary to any obligation or liability, in order to provide for Buyer the benefits under the VA Business. CEC acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Also, effective as of the Closing Date, CEC appoints Buyer its attorney-in-fact to open all mail relating to the VA Business addressed to CEC or any Subsidiary and to endorse in the name of CEC or any Subsidiary any checks, drafts, or other instruments received in payment on account of the VA Business. Buyer promptly will send to CEC all mail not relating to the VA Business, except personal mail of any employee or former employee of the VA Business.

     5.13 Tax Clearance Certificates, Filings and Notices. CEC and each Asset Subsidiary shall cooperate with Buyer and take all actions required to obtain all conditional tax clearances, tax clearance certificates and similar documents in connection with the consummation of the transactions contemplated by this Agreement. CEC and each Subsidiary shall make all filings and deliver all notices required by any employment security, taxing or other governmental authority and any notices under any plant closing laws in connection with the consummation of the transactions contemplated by this Agreement.

     5.14 [Intentionally omitted]

     5.15 Employment of UK Employees. Buyer shall offer employment on an "at will" basis to all current, full time employees of the VA Business on the Closing Date. The employment of VA Business employees of Holset Engineering Company Limited (UK) shall be in accordance with the terms of
Schedule 5.15. Buyer shall provide employees of the VA Business who are employed by Buyer with health and welfare benefits substantially equivalent
to those provided by CEC immediately prior to the Closing Date.   CEC will
use best efforts to ensure the availability of such employees for Buyer. Nothing contained in this Agreement shall confer on any employee of CEC any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with Buyer's right to terminate the employment of an employee at any time.

     5.16 Cooperation in Litigation. In the event that, after the Closing Date, CEC or Buyer shall require the participation of officers and employees employed by the other to aid in the defense or settlement of litigation or claims by third parties, and so long as there exists no conflict of interest between the parties, CEC and Buyer shall use their best efforts to make such officers and employees available to participate in such defense, provided that the party requiring the participation of such officers or employees shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation.

     5.17 Exclusivity. Neither CEC nor any Subsidiary shall (i) solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of the VA Business (including any acquisition structured as a merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations regarding, furnishing any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

     5.18 Public Announcement. CEC and Buyer shall not, without the approval of the other, make any press release or other public announcement concerning, or discuss with third parties the financial details of, the transactions contemplated by this Agreement, except as and to the extent that such parties shall be so obligated by law or regulation, in which case the other shall be advised and such parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with all applicable statutory or regulatory disclosure obligations. At the time of the signing of this Agreement, or as soon as practicable thereafter, CEC and Buyer shall jointly communicate such event, in form and substance reasonably acceptable to each, to the customers, suppliers and employees of the VA Business.

     5.19 Confidentiality. Unless and until the Closing has been consummated, Buyer will hold, and shall cause their counsel, independent certified public accountants, appraisers and investment bankers to hold, in confidence any confidential data or information made available to Buyer in connection with this Agreement with respect to the VA Business using the same standard of care to protect such confidential data or information as is used to protect Buyer's confidential information. If the transactions contemplated by this Agreement are not consummated, Buyer agrees that it shall return or cause to be returned to CEC all written materials and all copies thereof that were supplied to Buyer by CEC and that contain any such confidential data or information.

     5.20 Access to Records. For a period of five (5) years after the Closing Date, CEC, the Asset Subsidiaries and Buyer shall each retain and make their respective books and records available for inspection by the other party or its duly authorized representatives, and each other party and such representatives shall have reasonable access to (including the right to make copies of), all of such books and records, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operation of the VA Assets or the VA Business prior to the Closing. Each party shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.20. After such five (5) year period, all such records may be destroyed by the party retaining them, unless the other party reasonably requests that, at such other party's expense, such records be retained.

     5.21 Covenant Not to Compete.

          (a) Neither CEC nor any of its subsidiaries shall for a period of five years after the Closing Date, compete with Buyer anywhere in the world by owning, managing, operating, controlling, participating in the ownership, management or control of, or engaging in or offering to engage in directly or indirectly, as partner, shareholder, director, officer, employee, agent, creditor, consultant, joint venturer, investor or in any other capacity or manner whatsoever, any business activity directly or indirectly competitive with the VA Business.

          (b) CEC acknowledges that given the nature of the VA Business the covenants contained in this Section 5.21 contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve for the benefit of Buyer the goodwill of the VA Business and to protect the legitimate business interests of Buyer. If, however, this Section 5.21 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect or for any other reason it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court and in such action.

          (c) Buyer and CEC acknowledge and agree that the remedy at law for any breach of this Section 5.21 will be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

     5.22 Services Under Chinese Licenses. CEC shall use Buyer to provide vibration attenuation technical support services under all current license agreements which CEC or its subsidiaries have in China. CEC and Buyer shall use their good faith best efforts to agree upon an appropriate percentage of the royalties received by CEC or its subsidiaries, under such license agreements which will be paid to Buyer for its vibration attenuation technical support services. CEC shall pay Buyer royalty fees of $.235 per engine relating to the License Agreement, dated November 15, 1986, between CEC and Dong Feng Motor Corporation.

     5.23 Holset Korea Ltd. Buyer and CEC shall use their good faith best efforts to arrange for the purchase by Buyer on the Closing Date of the 39% interest in Holset Korea Ltd. held by Chairman Lee.

     5.24 UK Pension Plans. Buyer and CEC shall establish a process under which Buyer will assume certain UK pension liabilities of CEC and receive certain UK pension assets of CEC in accordance with the procedures and upon the assumptions set forth on Schedule 5.24.


                   VI.  CONDITIONS TO CLOSING

     6.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions provided for by this Agreement are subject, at the discretion of Buyer, to the satisfaction at or prior to the Closing of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of CEC contained in this Agreement shall be true and correct at and as of the Closing as if such representations and warranties were made at the Closing, and CEC shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or at the Closing Date. On the Closing Date, there shall be delivered to Buyer a certificate signed on behalf of CEC to the foregoing effect.

          (b) Material Adverse Change. Since the date of this Agreement, there shall not have occurred with respect to any Subsidiary (i) any material adverse change in the condition (financial or otherwise), nature or amount of liabilities, results of operations, assets, business or prospects of the VA Business or any events which, individually or in the aggregate, could reasonably be expected to have such a material adverse change, (ii) any material adverse governmental or regulatory change affecting the VA Business, and
     (iii) any material damage to the assets or properties of the VA Business by fire, flood, casualty, act of God or other cause, regardless of insurance coverage for such damage.

          (c) Consents and Governmental Approvals. The parties shall have obtained all consents, authorizations, approvals, registrations, and waivers from third parties and Governmental Bodies specified in
     Schedule 3.5 or otherwise required by applicable laws necessary to permit the transactions contemplated by this Agreement.

          (d) Certificate of Title. CEC shall have delivered to Buyer the Certificate of Title concerning the real property being transferred in the UK, such Certificate to be in form and substance reasonably acceptable to Buyer.

          (e)  Holset License Agreement.    CEC shall have delivered to
     Buyer a duly executed License Agreement concerning the use of the name "Holset" in form and substance reasonably acceptable to Buyer and CEC, which License Agreement shall provide, among other things, for the use by Buyer of the name "Holset" in connection with the manufacture and sale of industrial dampers through December 31, 1999 and automotive dampers for a period of nine months following Closing.

          (f) Supply Agreement. CEC shall have delivered to Buyer a duly executed Supply Agreement substantially in the form attached hereto as Exhibit C (the "Supply Agreement").

          (g) Technical Agreement. CEC shall have delivered to Buyer a duly executed Technical Agreement substantially in the form attached hereto as Exhibit D (the "Technical Agreement").

          (h) Administrative Services Agreements. CEC shall have delivered to Buyer duly executed Administrative Services Agreements substantially in the form attached hereto as Exhibit E (the "Administrative Services Agreements").

          (i)  [Intentionally omitted]

          (j) Legal Opinion. Buyer shall have received an opinion from David C. Wright, Esq., general counsel to CEC, in form and substance reasonably acceptable to Buyer.

          (k) Holset SNC (France). Dampers SAS (France) shall have transferred the stock of Holset SNC (France) to any entity other than a Share Subsidiary.

          (l) Litigation: Other Events. No action, suit or proceeding shall have been instituted by any person which seeks to prohibit, restrict or delay consummation of the transactions contemplated herein or any of the conditions material to consummation of the transactions contemplated herein.

     6.2 Conditions to Obligations of CEC. The obligations of CEC to consummate the transactions provided for by this Agreement are subject, in the discretion of CEC, to the satisfaction at or prior to the Closing Date of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or at the Closing Date. On the Closing Date, there shall be delivered to CEC a certificate signed on behalf of Buyer to the foregoing effect.

          (b) Governmental Approvals. The parties shall have obtained all authorizations and approvals of or by any Governmental Bodies specified in Schedule 3.5 necessary to permit the transactions contemplated by this Agreement.

          (c) Supply Agreement. Buyer shall have delivered to CEC a duly executed Supply Agreement.

          (d) Technical Agreement. Buyer shall have delivered to CEC a duly executed Technical Agreement.

          (e) Legal Opinion. CEC shall have received an opinion from Dykema Gossett PLLC, counsel for Buyer, in form and substance reasonably acceptable to CEC.

          (f) Patent License Agreement. Buyer shall have delivered to CEC a duly executed Patent License Agreement for the nonexclusive right to use the torsional shock isolated fuel pump drive gear (ID #1519), Crank gear isolator for internal combustion engine (ID #1498), fuel system vibration damper (U.S. Patent No. 5558066, ID #1337), and crankshaft seal with dust exclusion feature (ID #1446), in form and substance reasonably acceptable to CEC and Buyer.


                      VII.  INDEMNIFICATION

     7.1 Indemnification By CEC. Notwithstanding any investigation of the VA Business by or on behalf of Buyer, CEC shall indemnify, defend and hold harmless Buyer, its successors and assigns, and their officers, directors, employees, agents, subsidiaries and affiliates ("Buyer's Indemnified Persons") from and against any and all losses, liabilities, claims, obligations, damages, deficiencies, actions, judgments, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, costs and Legal Expenses (as defined below) (collectively, "Losses"), arising out of, based upon or in any way relating to:

          (a) any misrepresentation in or breach of any representation or warranty or nonfulfillment of any covenant, agreement or other obligation of CEC set forth in this Agreement or in any document delivered to Buyer pursuant to the provisions of this Agreement;

          (b)  any Excluded Liability;

          (c) any claims by parties other than Buyer to the extent caused by acts or omissions of CEC or any Subsidiary on or prior to the Closing Date, including, but not limited to, claims for Losses which arise or arose out of the operation of the VA Business by CEC or the Subsidiaries or by virtue of the ownership of the VA Business by CEC or the Subsidiaries on or prior to the Closing Date;

          (d) any Environmental Claim (as hereinafter defined) arising under any of the Environmental Laws or any Remedial Action arising pursuant to any of the Environmental Laws including, but not limited to, investigation, remediation, treatment or clean up of any Contaminant that is reasonably shown to have been or be present, released, or disposed of prior to the Closing Date on properties now or previously owned or leased by CEC or any Subsidiary, or which are reasonably shown to have migrated or been discharged or transported from such properties prior to the Closing Date, in violation of Environmental Laws, or at levels which could give rise to liability for investigation, remediation, removal, treatment or clean up under Environmental Laws; provided that the disclosures made pursuant to
     Section 3.26 or any attachment thereto in no way limit the right of any of Buyer's Indemnified Persons to indemnification under this
     Section 7.1; and

          (e)  enforcement of this Section 7.1.

     "Legal Expenses" means reasonable attorneys', accountants', investigators', and experts' fees, and expenses reasonably sustained or incurred in connection with the defense or investigation of any Losses.

     "Environmental Claim" means any notice of any violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any governmental authority or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse affects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, but not limited to, sudden or non-sudden, accidental or non-accidental Releases) of, or exposure to, any substance, chemical, material, pollutant, contaminant, odor or audible noise or other release or emission in, into or onto the environment (including, but not limited to, the air, ground, water or any surface) at, in, by, from, or related to the VA Business of CEC or any Subsidiary or any properties owned or leased by CEC or any Subsidiary in connection with the VA Business, (ii) the environmental aspects of the transportation, storage, treatment or disposal of contaminants or other substances in connection with the operation of the VA Business or any properties owned or leased by CEC or any Subsidiary in connection with the VA Business, (iii) the violation, or alleged violation, of any statutes, ordinances, orders, rules, regulations, permits or licenses of or from any governmental authority, agency or court relating to environmental matters connected with the VA Business or any properties now or previously owned or leased by CEC or any Subsidiary.

     7.2 Indemnification by Buyer. Notwithstanding any investigation of the business and assets of Buyer by or on behalf of CEC, Buyer shall indemnify, defend and hold harmless CEC from and against any and all Losses arising out of, based upon or in any way relating to:

          (a) any misrepresentation in or breach of any representation or warranty or nonfulfillment of any covenant, agreement or other obligation of Buyer set forth in this Agreement or in any document delivered to CEC pursuant to the provisions of this Agreement;

          (b)  any Assumed Liability;

          (c) any claims by parties other than CEC and any Subsidiary to the extent caused by the acts or omissions of Buyer after the Closing Date, including, but not limited to, claims for Losses which arise out of the operation of the VA Business by Buyer or by virtue of ownership of the VA Business by Buyer after the Closing Date, including, but not limited to, any product liability claim with respect to any products at any time manufactured by Buyer after the Closing Date; and

          (d)  enforcement of this Section 7.2.

     7.3 Defense of Claims. If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which any party hereto may have an obligation to indemnify another party, the party asserting such right to indemnity (the "Indemnified Party") shall give the party from whom indemnity is sought (the "Indemnifying Party") written notice thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party, unless the Indemnifying Party (i) admits in writing its liability to the Indemnified Party hereunder with respect to such proceeding or claim; and
(ii) furnishes satisfactory evidence of its financial ability to indemnify the Indemnified Party, in which case, the Indemnifying Party may assume such control at its expense through counsel reasonably satisfactory to such Indemnified Party; provided, however, that:

          (a) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; provided, however, that the employment of such counsel shall be at the expense of the Indemnifying Party if the Indemnified Party determines in good faith that such participation is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances;

          (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld);

          (c) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim; and

          (d) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (A) any claim to the extent the claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party or (B) any claim relating to Taxes.

After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such action, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any Legal Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall be liable for such Legal Expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances. If the Indemnifying Party does not assume control of the defense of such claim as provided in this Section 7.3, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 7.3. The reimbursement of fees, costs and expenses required by this Section 7.3 shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

     7.4 Survival of Representations and Warranties. The representations and warranties of each party, contained in this Agreement shall survive the Closing Date for a period of two years following the Closing Date. Any claim for indemnity under Sections 7.1 or 7.2 shall be asserted in writing within the foregoing two-year period, except that any claim relating to Sections 3.11, 3.17, 3.20, 3.26 or 3.28 may be asserted until 60 days after the running of the applicable statute of limitations with respect to the taxable period to which the particular claim relates.

     7.5 Remedies. The rights and remedies of each party hereto arising by reason of the breach of any representation or warranty, or the default in any covenant, condition or undertaking by any other party hereto, shall not be limited to those set forth in this Agreement.

     7.6 Indemnification Limitations. Except for Losses relating to breaches of Section 3.20 (relating to Taxes) and payment of Seller's fees and expenses referred to in Section 9.13, as to which the limitations of this Section 7.6 shall not apply, Buyer's Indemnified Persons may not assert any claim for Losses under Section 7.1 until the aggregate amount of such claims under this Agreement exceed Two Hundred Thousand Dollars ($200,000), and then Buyer's Indemnified Persons may only assert claims for the excess of such aggregate claims over Two Hundred Thousand Dollars ($200,000).


                       VIII.  TERMINATION

     8.1 Termination. This Agreement may be terminated at any time prior to Closing:

          (a)  by mutual consent of CEC and Buyer;

          (b) by Buyer prior to the Closing Date if Buyer, in its sole discretion, is not satisfied with its financial, business or legal due diligence review of the VA Business, including an environmental audit of the VA Business.

          (c) by either Buyer or CEC if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement which is not remedied within 15 days of written notice to the other party;

          (d) by either Buyer or CEC at any time after December 31, 1997 (the "Final Termination Date"), provided that if the Closing shall not have occurred by the Final Termination Date as the result of a breach of this Agreement, then any party responsible for such breach may not avail itself of the right under this Section 8.1, and provided further that in any such event, the non-breaching party(ies) shall not be deprived of any remedy hereunder or at law against the breaching party;

          (e) by Buyer if the Closing shall not have occurred on the Closing Date by reason of the failure of any of the conditions specified in Section 6.1 and such failure has not been waived by Buyer (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement);

          (f) by CEC if the Closing shall not have occurred by the Closing Date by reason of the failure of any of the conditions specified in Section 6.2 and such failure has not been waived by CEC (unless the failure results primarily from any CEC or any Subsidiary breaching any representation, warranty or covenant contained in this Agreement); or

          (g) by either Buyer or CEC if a court of competent jurisdiction or Governmental Body shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

     8.2 Effect of Termination. In the event of termination of this Agreement by either CEC or Buyer, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of either CEC or Buyer, except for liabilities arising from a material breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the obligations of the parties set forth in Sections 5.19 (Confidentiality) and
9.13 (Expenses) hereof shall survive such termination.


                      IX.  OTHER PROVISIONS

     9.1 Restrictive Trade Practices Act 1976. Notwithstanding any other provision of this Agreement, no party which carries on business within the United Kingdom shall give effect to, or enforce or purport to enforce any restriction contained in this Agreement or in any arrangement of which this Agreement forms part and by virtue of which this Agreement is subject to registration under the Restrictive Trade Practices Act 1976 until the day after particulars of this Agreement and any such arrangement shall have been furnished to the Office of Fair Trading pursuant to Section 24 of that Act.

     9.2     United Kingdom Value Added Tax.

     9.2.1 CEC and Buyer intend that the VA Assets used or held for use in connection with the operation of the VA Business shall be sold as a going concern and that in as far as such VA Assets are so used or held in the United Kingdom that Section 49 VATA and
             Article 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply to the transfer of such Assets.

     9.2.2 CEC and Buyer shall use all reasonable endeavors to secure that the transfer of the VA Assets under this Agreement is treated as neither a supply of goods nor a supply of services for the purposes of VAT.

     9.2.3 Buyer declares its intention to use the VA Assets in carrying on the VA Business and CEC and Buyer each warrants to the other that they are each on completion a taxable person duly registered for VAT purposes.

     9.2.4 CEC and Buyer agree that they will give notice of the transfer of VA Assets pursuant to this Agreement to HM Customs and Excise as required by Paragraph 11 of Schedule 1 VATA or by Paragraph 6 of the Value Added Tax Regulations 1995 or as otherwise required by UK law.

     9.2.5 CEC will request permission from HM Customs and Excise to retain any records of the VA Business pursuant to Section 49(1)(b) VATA (or otherwise) and undertakes to retain and make available to Buyer all such documents and records not delivered to Buyer which are reasonably required for the purposes of complying with the obligations of Buyer in relation to VAT and in particular under Part XV of the Value Added Tax Regulations 1995 (capital goods scheme) in relation to any of the VA Assets acquired pursuant to this Agreement and to provide access to and copies of such records to Buyer and its agent (at Buyer's cost) on reasonable notice.

     9.2.6 If HM Customs and Excise notify CEC that VAT is chargeable on the transfer of the VA Assets under this Agreement or on any part of the same then (subject to clause 9.2.7) Buyer shall, in addition to the portion of the Purchase Price attributable to such assets, pay the amount of any such VAT (and any penalty and interest incurred by CEC for late payment of such VAT save to the extent that such penalty or interest is due to any delay, default or omission by CEC) to CEC on delivery by CEC of the appropriate tax invoice. Such VAT shall be payable on the later of Completion of 5 days after CEC gives Buyer notice of such notification together with the appropriate tax invoice.

     9.2.7 If there is any disagreement between the offices of HM Customs and Excise that deal with the respective VAT affairs of CEC and Buyer as to whether VAT should be chargeable on the transfer of the VA Assets pursuant to this Agreement (or any part of such Assets), VAT will not be regarded as chargeable for the purposes of this Agreement until agreement on the position has been reached by the relevant offices of HM Customs and Excise and notified to each of CEC and Buyer (and for the purposes of this subclause it shall be assumed that such disagreement exists until Buyer has received notification of the view of the office of HM Customs and Excise that deals with the VAT affairs of Buyer).

     9.2.8 If any amount paid by Buyer to CEC in respect of VAT pursuant to this Agreement is subsequently found to have been paid in error before CEC shall have accounted to HM Customs and Excise in respect of that amount then CEC shall promptly repay such amount to Buyer and shall issue Buyer with a credit note in the appropriate amount.

     9.2.9 If any amount paid by Buyer to CEC in respect of VAT pursuant to this Agreement is subsequently found to have been paid in error after CEC shall have accounted to HM customs and Excise in respect of that amount CEC shall use all reasonable endeavors to obtain repayment of such amount from HM Customs and Excise. CEC shall promptly upon receiving repayment from HM Customs and Excise of such amount pay such amount to Buyer together with a credit note in the appropriate amount.

     9.3 Arbitration. Except as provided in Sections 1.10 and 5.21, any dispute arising under this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. It is the intention of the parties that the arbitration award will be final and binding, shall not be appealable and that a judgment of any circuit court having jurisdiction thereof may be rendered upon the award, and enforcement may be had according to its terms. All arbitrations shall be conducted by a single arbitrator selected from the commercial panel of the Chicago, Illinois office of the American Arbitration Association. The place of arbitration shall be the offices of the American Arbitration Association in Chicago, Illinois. Each party shall bear its own arbitration costs and expenses. The arbitrator shall not have jurisdiction or authority to change, alter, amend, modify, add to or subtract from any of the provisions of this Agreement. The arbitrator's sole authority shall be to interpret or apply any clause or clauses of this Agreement.

     9.4 Annexes, Exhibits and Schedules. All Annexes, Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     9.5 Amendment. This Agreement and the Exhibits and Schedules hereto may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.6 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

     9.7  Entire Agreement; No Third Party Beneficiaries.  This
Agreement, together with the Annexes, Exhibits and Schedules hereto, (a) constitutes the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, regardless of the laws that might otherwise govern under applicable principles of conflicts of law, except with respect to matters of law concerning transfer of the VA Shares, transfer of the VA Assets or the internal corporate affairs of any Subsidiary, as to which matters the laws of the jurisdiction in which such VA Assets are located or under which the respective Subsidiary derives its powers shall govern.

     9.9 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with Generally Accepted Accounting Principles in the U.S. on the date hereof.

     9.10 Certain Definitions.  For purposes of this Agreement:

     "Affiliate" or "affiliate" of a specified person shall mean a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

     "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles in the United States consistent with those used by CEC in connection with the preparation of the Pre-Closing Balance Sheet.

     "Lien" shall mean any pledge, lien (including without limitation any tax lien), charge, claim, encumbrance, security interest, mortgage, option, restriction on transfer (including without limitation any buy-sell agreement or right of first refusal or offer), forfeiture, penalty, license, equity or other right of another person of every nature and description whatsoever.

     "Person" or "person" shall mean an individual or any company, corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, or other legal entity or a government or governmental entity.

     "To the knowledge," or "known," and words of similar import shall mean the knowledge of a person after all due and careful investigation.

     9.11 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile transmission or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

          If to SI or Buyer, addressed to:

             Roy E. Parrott
             Simpson Industries, Inc.
             47603 Halyard Drive
             Plymouth, Michigan  48170-2429
             (313) 207-6570 - facsimile

          With a copy to:

             Frank K. Zinn, Esq. or D. Richard McDonald, Esq.
             Dykema Gossett PLLC
             400 Renaissance Center
             Detroit, Michigan  48243-1668
             (313) 568-6915 - facsimile

          If to CEC, addressed to:

             Richard B. Stoner, Jr.
             Group Vice President
             Cummins Engine Company, Inc.
             500 Jackson Street
             Columbus, Indiana  47201
             (812) 377-7897

          With a copy to:

             David C. Wright, Esq.
             Cummins Engine Company, Inc.
             500 Jackson Street
             Columbus, Indiana  47201
             (812) 377-3269

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     9.12 Counterparts; Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     9.13 Expenses. Regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its or their own costs and expenses, including legal, accounting, consulting and other professional fees, incurred in connection with the negotiation, preparation, investigation, and performance by such party of this Agreement and the transactions contemplated hereunder.

     9.14 Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns.





                 Signatures Appear on Next Page


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                             CUMMINS ENGINE COMPANY, INC.


                             By:

                             Its:


                             SIMPSON INDUSTRIES, INC.


                             By:

                             Its:
PAGE

                            EXHIBIT A

                           VA BUSINESS


* Selected assets of CEC

* Selected assets of Holset Engineering Company Limited (UK)

* Selected assets of Cummins Brasil, Ltda.

* Selected assets of Cummins S.A. de C.V.

* All of the capital stock of Dampers Iberica SA (Spain)

* All of the capital stock of Dampers SAS (France)

* All of the capital stock of Techniparts SAS (France)

* 51% interest in Holset Korea Ltd.

* 20% interest in Hodek Engineering Works Private Limited (India)

* License Agreements in China and Japan